Exhibit 99.1

Overstock Appoints Barbara Messing to its Board of Directors

SALT LAKE CITY - Aug. 5, 2020 - The Board of Directors of Overstock.com, Inc. (NASDAQ:OSTK) appointed Barbara Messing as its newest independent director on August 4, 2020. Messing is known for her success in implementing data-driven innovations during her more than two decades of experience in global retail and e-commerce and has been an integral part of leading profitable growth in complex and growth-focused companies.

Messing most recently held the roles of Senior Vice President and Chief Marketing Officer (CMO) for Walmart U.S., leading the marketing organization across the stores and e-commerce business while developing and amplifying the brand strategy at the world’s largest retailer. Prior to that she was the SVP and CMO of TripAdvisor, the world’s largest travel site. Messing has also served on the board of directors for XO Group during its successful merger with WeddingWire, and on the board of directors for Mashable as it executed the sale of its global multi-platform media and entertainment company in 2017.

“Barbara’s experience in leading some of the world’s most well known retailers and e-commerce companies will be a significant asset to Overstock,” said Overstock Chairwoman of the Board Allison Abraham. “We are confident that her expertise in branding, communications and customers insights will add tremendous value to our board of directors and have a positive impact on our company.”

“I’m so pleased to have Barbara join the Overstock board,” said Overstock CEO and board member Jonathan Johnson. “She brings the retail and e-commerce expertise I’ve been looking to add to the board. We will benefit immensely from her knowledge and experience as we continue our march toward long-term sustainable, profitable growth.”
“I am thrilled to join the Overstock board. Overstock is not only a leader in its industry, but is also a company with an incredible future for growth and world-class innovation, both in its ecommerce business and its several blockchain start-up companies,” said Messing. “I have tremendous respect for Overstock’s board and management team, and I look forward to helping Overstock continue its profitable growth trajectory.”

Messing is Overstock’s second board of directors appointment in 2020 following the June appointment of William Nettles. The company’s board now has seven members, six of whom are independent.

About Barbara Messing

Barbara Messing most recently served as the Senior Vice President, Chief Marketing Officer of Walmart, Inc. from 2018-2019. Prior to joining Walmart, she served as Senior Vice President, Chief Marketing Officer of TripAdvisor, Inc. where she worked from 2011 to 2018. Prior to that she served in a number of management positions at Hotwire.com between 2002 and 2011, including Vice President of Customer Experience, and Vice President and General Manager, Travel Ticker. Ms. Messing received her BA from Northwestern University and her JD from Stanford Law School. Ms. Messing is currently a director on the board of Diamond Resorts International and she has previously served on the boards of directors of Mashable, Inc. from 2014-2017 and of XO Group, Inc. from 2014-2018.

About Overstock
Overstock.com, Inc Common Shares (NASDAQ:OSTK) / Digital Voting Series A-1 Preferred Stock (Medici Ventures’ tZERO platform:OSTKO) / Series B Preferred (OTCQX:OSTBP) is an online retailer and technology company based in Salt Lake City, Utah. Its leading e-commerce website sells a broad range of new home products at low prices, including furniture, décor, rugs, bedding, home improvement, and more. The online shopping site, which is visited by tens of millions of customers a month, also features a marketplace providing customers access to millions of products from third-party sellers. Overstock was the first major retailer to accept cryptocurrency in 2014, and in the same year founded Medici Ventures, its wholly owned subsidiary dedicated to the development and acceleration of blockchain technologies to democratize capital, eliminate middlemen, and re-humanize commerce. Overstock regularly posts information about the Company and other related matters on the Newsroom and Investor Relations pages on its website, Overstock.com.

O, Overstock.com, O.com, Club O and Worldstock are registered trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including but not limited to statements about the company’s board of directors and other members of leadership. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 13, 2020, in our Form 10-Q for the quarter ended March 31, 2020, which was filed with the SEC on May 7, 2020, and in our subsequent filings with the SEC.

SOURCE: Overstock.com, Inc.

Contacts

Investor Relations:	Media:
Alexis Callahan	Overstock Media Relations
801-947-5126	801-947-3564
ir@overstock.com	pr@overstock.com